Exhibit 99.1

Stratos International Announces First Quarter Results

Thursday, September 2, 2004, 4:02 pm ET

Reports Q1 Sales of $21 Million

CHICAGO, Sept. 2 /PRNewswire-FirstCall/ — Stratos International, Inc. (Nasdaq: STLW), a leading provider of optoelectronic, fiber optic, and radio frequency (RF) and microwave subsystems and components, today announced financial results for its first quarter ended July 31, 2004.

Sales for the first quarter of fiscal 2005 were $21.0 million. The Company also recorded license fees and royalty income of $2.8 million in the first quarter of fiscal 2005, which included a $2.5 million patent infringement settlement received in July 2004.

For comparison, fourth quarter fiscal 2004 revenue for the three months ended April 30, 2004 was $19.7 million. Fourth quarter fiscal 2004 license fees and royalty income for the three months ended April 30, 2004 was $428,000.

Jim McGinley, CEO of Stratos, remarked, “We are pleased to report our fourth consecutive quarter of revenue growth. Continued growth in our optoelectronic and fiber optic products combined with the acquisition of the RF Microwave business has provided significant sales gains from a year ago. Our balance sheet remains healthy with approximately $37 million of cash and short-term investments at quarter end.”

The net loss attributable to common shareholders for the first quarter of fiscal 2005 was $480,000, or $0.04 per share. By comparison, the Company reported a net loss attributable to common shareholders of $7.3 million or $0.99 per share for the first quarter of fiscal 2004, and a net loss attributable to common shareholders of $7.0 million or $0.52 per share for the fourth quarter of fiscal 2004.

The Company completed the acquisition of Sterling Holding Company, a leading designer, manufacturer and marketer of specialty RF and microwave components, on November 6, 2003 as previously announced. Financial results include Sterling’s operating results from that date. The merger with Sterling provided Stratos with two leading brands, Trompeter and Semflex, a suite of highly profitable and complementary products, an expanded customer base and strong sales channels to further its penetration into the military and video markets.

Company Exploring Strategic Alternatives

In May, Stratos International announced its decision to explore various strategic alternatives to maximize shareholder value, including the possible sale of the Company. The Company has retained CIBC World Markets Corp. as its exclusive financial advisor. There is no assurance that a transaction will result involving the Company. In the meantime, the Company expects to continue operations as usual by seeking new business, developing new products and working with customers to maintain a high level of customer service.

Webcast/Conference Call

Stratos International will host a live audio webcast and conference call on Thursday, September 2, 2004 at 5:00 pm EDT. Investors and other interested parties may listen to the live webcast by visiting the investor relations section of the Stratos International website at http://www.stratoslightwave.com. James

W. McGinley and David A. Slack will discuss the Company’s earnings and operations. A replay of the conference call will be available for 48 hours beginning at 7:00 pm EDT. The replay number is (706) 645-9291 with a conference ID of 9674952. A webcast replay will also be available on the Company’s website.

ABOUT STRATOS INTERNATIONAL

Stratos International, Inc. is a leading designer, developer and manufacturer of active and passive optical, optoelectronic, RF and Microwave components, subsystems and interconnect products used in telecom, enterprise, military and video markets.

Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form factors for telecom, datacom and harsh environments application. This expertise, coupled with several strategic acquisitions, has allowed the Company to amass a broad range of products and build a strong IP portfolio of more than 100 patents. The Company is a market leader in several niches including high margin specialty optical products such as RJ and low rider transceivers, Media Interface Adapters, flex circuits, as well as high performance RF and microwave coax and triax interconnect products. The Company currently serves more than 400 active customers in telecom, military and video markets.

This press release contains predictions, estimates and other forward- looking statements regarding anticipated revenue growth, customer orders, manufacturing capacity and financial performance. All forward-looking statements in this press release are based on information available to the company as of the date hereof, and we assume no obligation to update any such forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. These factors include rapid technological change in the optical communications industry; fluctuations in operating results; the Company’s dependence on a few large customers; and competition. Other risk factors that may affect the Company’s performance are listed in the Company’s annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission.

For additional information contact Stratos International at 7444 W. Wilson Ave., Chicago, IL USA 60706-4549; Tel: 708.867.9600. Fax: 708.867.0996. Website: http://www.stratoslightwave.com.

STRATOS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts and shares outstanding)

	Three Months Ended
	July 31
	2004	2003
Revenue:
Net sales	$21,023	$6,571
License fees and royalties	2,783	506
Total	23,806	7,077
Costs and expenses:
Cost of products sold	13,814	7,478
Research and development	2,406	2,890
Sales and marketing	2,809	1,519
General and administrative	5,234	2,698
Total costs and expenses	24,263	14,585
Loss from operations	(457)	(7,508)
Investment income	64	240
Loss before income taxes	(393)	(7,268)
Provision (credit) for income taxes	—	—
Net loss	(393)	(7,268)
Preferred Stock Dividends	$(87)	$—
Net loss attributable to Common shareholders	$(480)	$(7,268)
Net loss per share, basic and diluted:	$(0.03)	$(0.99)
Preferred stock dividend requirement	$(0.01)	—
Net loss per share attributable to common shareholders	$(0.04)	$(0.99)
Weighted average number of Common Shares outstanding:
Basic	13,534,172	7,364,320
Diluted	13,534,172	7,364,320

STRATOS INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 31	April 30
	2004	2004
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18,094	$15,501
Short term investments	19,296	21,488
Accounts receivable — net	13,359	12,544
Inventories	16,597	15,964
Recoverable income taxes	4,212	4,176
Prepaid expenses	1,116	1,326
TOTAL CURRENT ASSETS	72,674	70,999
PROPERTY, PLANT AND EQUIPMENT	90,962	91,530
Less allowances for depreciation	65,271	64,574
NET PROPERTY, PLANT AND EQUIPMENT	25,691	26,956
OTHER ASSETS
Goodwill and other long lived assets	6,110	6,110
Intangible assets, net of amortization	14,347	14,665
Assets held for sale	2,992	4,441
Other	5,892	5,879
TOTAL OTHER ASSETS	29,341	31,095
TOTAL ASSETS	$127,706	$129,050
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,203	$8,422
Current portion of long-term debt	1,926	2,230
Other current liabilities	8,273	7,373
TOTAL CURRENT LIABILITIES	17,402	18,025
OTHER LIABILITIES
Long term debt	310	801
Deferred Income Taxes	445	445
Redeemable Preferred Stock	5,000	5,000
SHAREHOLDERS’ EQUITY
Common Stock	142	143
Paid in capital	318,606	319,212
Accumulated deficit	(211,114)	(210,633)
Unearned Compensation	(2,951)	(3,809)
Treasury Stock	(248)	(248)
Foreign Currency Translation Adjustment	114	114
TOTAL SHAREHOLDERS’ EQUITY	104,549	104,779
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$127,706	$129,050

Source: Stratos International, Inc.